                                                                    EXHIBIT 99.1

                     AGREEMENT AND PLAN OF REORGANIZATION


                                     AMONG


                           THE FOREFRONT GROUP, INC.
                       ALLMICRO ACQUISITION CORPORATION
                                ALLMICRO, INC.


                                      AND


                        THE SHAREHOLDERS LISTED ON THE
                            EXECUTION PAGES HERETO



                                 JULY 19, 1996

                               TABLE OF CONTENTS

                                   ARTICLE 1
                             PLAN OF REORGANIZATION

1.1        Board of Directors' and Shareholders' Approval            1
1.2        The Merger                                                1
1.3        The Closing                                               2
1.4        Effective Time                                            2
1.5        Exemption from Registration                               2
1.6        Restricted Securities                                     2
1.7        Surrender and Exchange of Outstanding Certificates;
           Status of Outstanding Certificates; Fractional Shares     3
1.8        Dissenters' Rights                                        3
1.9        Tax-Free Reorganization; Pooling                          3
1.10       Articles of Incorporation; Bylaws; Directors and Officers
           of the Surviving Corporation                              3
1.11       Escrow                                                    4

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF ALLMICRO

2.1        Organization and Standing                                 4
2.2        Capitalization                                            5
2.3        Subsidiaries                                              5
2.4        Authority, Approval and Enforceability                    5
2.5        Financial Statements                                      6
2.6        Material Changes                                          7
2.7        Returns                                                   7
2.8        Properties and Inventories                                8
2.9        Insurance                                                 8
2.10       Material Agreements                                       8
2.11       Intellectual Property Rights                             10
2.12       Employees and Employee Benefit Plans                     11
2.13       Environmental and Safety Laws                            12
2.14       Compliance with Laws                                     12
2.15       Absence of Litigation                                    13
2.16       No Brokers                                               13
2.17       Taxes                                                    13
2.18       Compliance with Instruments                              16
2.19       Related Party Transactions                               16
2.20       Pooling                                                  16

2.21       Disclosure; Accuracy of Documents and Information        16

                                  ARTICLE 2A
                        REPRESENTATIONS AND WARRANTIES
                          OF EACH OF THE SHAREHOLDERS

2A.1.      Authority, Approval and Enforceability                   17

                                   ARTICLE 3
           REPRESENTATIONS AND WARRANTIESOF FFGI AND ACQUISITION SUB

3.1  Organization and Standing                                      18
3.2  Authority, Approval and Enforceability                         18
3.3  Financial Statements and Reports                               19
3.4  Material Changes                                               19
3.5  No Undisclosed Liabilities                                     19
3.6  FFGI Common Stock                                              20
3.7  Certain Litigation                                             20
3.8  Taxes                                                          20
3.9  Governmental Authorizations and Licenses                       20
3.10 No Brokers                                                     21

                                   ARTICLE 4
                                   COVENANTS

4.1  Maintenance of Business                                        21
4.2  Actions Contrary to Pooling and Tax Free Treatment             21
4.3  Other Discussions                                              21
4.4  Continuity of Interest and Restrictions on Resale              22
4.5  Best Efforts                                                   22
4.6  Shareholder Vote                                               22
4.7  NASDAQ Listing                                                 22
4.8  Employee Matters                                               22
4.9  Observer Role                                                  22
4.10 Tax Elections                                                  23
4.11 Fairness Hearing                                               23
4.12 Additional Tax Representations                                 23
4.13 Approval Distributions                                         23
4.14 Filing of Combined Operations                                  23


                                   ARTICLE 5
                             CONDITIONS TO MERGER


5.1  Conditions to Obligations of FFGI, Acquisition Sub,
     the Shareholders and AllMicro                                          24
5.2  Conditions to Obligations of FFGI and Acquisition Sub                  24
5.3  Conditions to Obligations of AllMicro and the Shareholders             25

                                   ARTICLE 6
                                   INDEMNITY

6.1  Survival of Representations, Warranties, Covenants and Agreements      26
6.2  Indemnification of FFGI and the Surviving Corporation
     and the Escrow Deposit of FFGI Common Stock                            26
6.3  Indemnification of the Shareholders                                    28
6.4  Procedure for Indemnification of FFGI and the
     Surviving Corporation with Respect to Non-Third Party Claims           29
6.5  Procedure for Indemnification of the Shareholders with
     Respect to Non-Third Party Claims                                      29
6.6  Procedure for Indemnification with Respect to Third-Party Claims       30
6.7  Fraud or Willful Misrepresentation                                     31
6.8  Settlement and General Release of the FFGI Released Parties            32
6.9  Settlement and General Release of the Shareholders Released Parties    33

                                   ARTICLE 7
                                  TERMINATION

7.1  Termination by Mutual Consent                                          34
7.2  Termination by FFGI or Acquisition Sub or AllMicro                     34
7.3  Effect of Termination                                                  34

                                   ARTICLE 8
                                 MISCELLANEOUS

8.1  Notices                                                                35
8.2  Entire Agreement; Modifications; Waiver                                35
8.3  Counterparts                                                           35
8.4  Publicity                                                              35
8.5  Successors and Assigns                                                 35
8.6  Governing Law                                                          35
8.7  Further Assurances                                                     37
8.8  Expenses                                                               37



8.9  Attorneys' Fees                                                        37
8.10 Covenant Not To Compete                                                37
8.11 Consent to Service of Process                                          38
8.12 Obligations of Shareholders                                            39



                 EXHIBITS

Exhibit A        Agreement and Plan of Merger

Exhibit B        Affiliates Letter and Continuity of Interest Certificate

Exhibit C        Escrow Agreement

Exhibit D        Employment Agreement

Exhibit E        Opinion of AllMicro Counsel

Exhibit F        Opinion of ForeFront Counsel

Exhibit G        Additional Tax Representations from AllMicro and
                 Shareholders

Exhibit H        Additional Tax Representations from FFGI

Exhibit I        Registration Rights Agreement


                 SCHEDULES

Schedule 2.2     Capitalization

Schedule 2.4     Consents

Schedule 2.5     Financial Statement Exceptions

Schedule 2.6     Material Changes

Schedule 2.8     Assets

Schedule 2.9     Insurance

Schedule 2.10    Material Agreements

Schedule 2.11    Intellectual Property Rights

Schedule 2.12    Employee Benefit Plans

Schedule 2.15    Litigation

Schedule 2.17    Taxes

Schedule 2.19    Related Party Transactions

Schedule 4.8     Employee Bonuses and Options

                     AGREEMENT AND PLAN OF REORGANIZATION

        This Agreement and Plan of Reorganization ("the Agreement") is entered into as of July 19, 1996 by and among The ForeFront Group, Inc., a Delaware corporation ("FFGI"), AllMicro Acquisition Corporation, a Florida corporation ("Acquisition Sub"), AllMicro, Inc., a Florida corporation ("AllMicro" or the "Surviving Corporation") and Michael Kaplan and Anita Kaplan (the "Shareholders").

                                   RECITALS

        The parties hereto intend that, subject to the terms and conditions hereinafter set forth, Acquisition Sub will be merged with and into AllMicro (the "Merger") in accordance with the terms of this Agreement, an Agreement and Plan of Merger substantially in the form attached hereto as Exhibit A (the "Agreement of Merger") and the applicable provisions of the laws of the State of Florida, in connection with which all of the outstanding shares of common stock of AllMicro ("AllMicro Common Stock") will be exchanged for shares of common stock of FFGI ("FFGI Common Stock"). The AllMicro Common Stock shall be automatically converted into FFGI Common Stock, and certificates representing AllMicro Common Stock will be exchanged for certificates representing FFGI Common Stock, as provided in this Agreement and the Agreement of Merger.

        NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                            PLAN OF REORGANIZATION

      1.1 BOARD OF DIRECTORS' AND SHAREHOLDERS' APPROVAL. The respective boards of directors of FFGI, Acquisition Sub and AllMicro have duly adopted and approved this Agreement, and, following the completion of the Fairness Hearing and the issuance of the Permit (as each are defined in Section 4.11) this Agreement shall be submitted to the shareholders of AllMicro for approval in accordance with the applicable provisions of Florida law (the "Florida Law").

      1.2 THE MERGER. Subject to the terms and conditions of this Agreement and the Agreement of Merger, Acquisition Sub shall be merged with and into AllMicro pursuant to the Agreement of Merger, with AllMicro as the surviving corporation, and the separate existence of Acquisition Sub shall thereupon cease. At the Effective Time (as hereinafter defined) AllMicro, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Florida.

           (a) At the Effective Time, each of the issued and outstanding shares of AllMicro Common Stock (other than shares as to which dissenters' rights are perfected under Sections 1301, 1302 and 1320 of the Florida Business Corporation Act (the "Florida Law") (Chapter 607 of Florida Statutes), and any shares of AllMicro which are owned by AllMicro or any direct or indirect wholly-owned subsidiary of AllMicro) shall be converted automatically into and exchanged for 10,561.52 shares of FFGI Common Stock. Any shares of AllMicro Common Stock that are owned by AllMicro shall be canceled, and no securities of FFGI or other consideration shall be delivered in exchange therefor. At the Effective Time, each share of common stock of Acquisition Sub, which is issued and outstanding immediately prior to the Effective Time, will be converted into and be exchangeable for one fully paid and nonassessable share of common stock of AllMicro. No other shares of capital stock of AllMicro shall be issued in or outstanding immediately after the Merger. No shares of stock of Acquisition Sub shall be issued in or outstanding after the Merger.

           (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of FFGI Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, reverse split or combination, the consideration to be issued to the holders of AllMicro Common Stock in the Merger shall be correspondingly adjusted.

      1.3 THE CLOSING. Upon the satisfaction or satisfactory waiver of all conditions set forth in Article 5 of this Agreement, the closing (the "Closing") of the Merger shall take place immediately upon the Effective Time of the Merger (as defined in Section 1.4) at the offices of the Company, or such other place, time and date as FFGI and AllMicro may mutually select (with the date of the Closing being referred to herein as the "Closing Date").

      1.4 EFFECTIVE TIME. Pursuant to (S) 607.1105, Florida Statutes, Articles of Merger shall be filed, simultaneously with the Closing, in the office of the Secretary of State for the State of Florida. The Merger shall become effective immediately upon the filing of the Articles of Merger and related certificates with the office of the Secretary of State for the State of Florida (the "Effective Time").

      1.5 EXEMPTION FROM REGISTRATION. The FFGI Common Stock to be issued in connection with the Merger will be exempt from the Securities Act of 1933, as amended (the "Securities Act"), and exempt from registration or qualification under the Florida Securities and Investor Protection Act (the "Florida Securities Act") and any other applicable state securities laws.

      1.6  RESTRICTED SECURITIES.   The FFGI Common Stock will be subject to
the restrictions and obligations imposed in connection with representations and warranties contained in an Affiliates Letter and Continuity of Interest Certificate, to be executed by each of the Shareholders, substantially in the form attached hereto as Exhibit B.

      1.7 SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES; STATUS OF OUTSTANDING CERTIFICATES; FRACTIONAL SHARES.

The conversion of shares of AllMicro Common Stock into FFGI Common Stock as provided for by this Agreement and the Agreement of Merger shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of AllMicro Common Stock will be deemed to evidence the right to receive the number of shares of FFGI Common Stock into which such AllMicro Common Stock has been converted. At the Closing, each holder of a certificate or certificates theretofore representing a share or shares of AllMicro Common Stock shall be entitled to receive from FFGI, in exchange for and upon the surrender of all of such holder's AllMicro certificates, the number of shares of FFGI Common Stock to which the holder of such certificates is entitled pursuant to Section 1.2 of this Agreement and the Agreement of Merger (less the number of shares, if any, of FFGI Common Stock being deposited in escrow pursuant to this Agreement and the Escrow Agreement). Stock certificates for fractions of FFGI Common Stock shall not be issued in the Merger and such fractional interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of a stockholder with respect to such fractional interest. In lieu of any such fractional interests, each holder of AllMicro Common Stock who would otherwise have been entitled to a fraction of a share of FFGI Common Stock upon surrender of stock certificates will be paid cash (rounded to the nearest cent, 0.5 cents to be rounded to 1 cent) upon such surrender in an amount equal to such fraction times the closing sale price of a share of FFGI Common Stock on the NASDAQ National Market on the day of the Effective Time.

      1.8 DISSENTERS' RIGHTS. Holders of AllMicro Common Stock who have complied with all requirements for perfecting the dissenters' rights as set forth in Section 1320 of the Florida Law shall be entitled to their rights under such laws. AllMicro shall give FFGI prompt written notice of any assertions of dissenters' rights or withdrawals of assertions of dissenters' rights, and any other instrument in respect thereof received by AllMicro and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.

      1.9 TAX-FREE REORGANIZATION; POOLING. The parties intend to adopt the Agreement as a plan of reorganization within the meaning of Section 354 of the Internal Revenue Code of 1986, as amended (the "Code") and to consummate the Merger in accordance with Section 368(a) of the Code, and that the Merger be treated for accounting purposes as a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board.

      1.10 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

           (a) The Articles of Incorporation and Bylaws of AllMicro as the Surviving Corporation shall be amended and restated in their entirety to conform with the Articles of Incorporation and Bylaws of Acquisition Sub immediately prior to the Effective Time with such conforming changes as are necessary to preserve the name "AllMicro, Inc."

           (b) The directors and officers of the surviving corporation immediately following the Effective Time shall be the directors and officers of Acquisition Sub immediately prior to the Effective Time until their successors are elected or appointed and qualified.

      1.11 ESCROW. 105,615 shares of FFGI Common Stock issued in the Merger (the "Escrow Shares") shall be held in escrow as collateral for the indemnification obligations of the Shareholders pursuant to Article 6 of this Agreement pursuant to the terms of an escrow agreement ("Escrow Agreement") substantially in the form attached hereto as Exhibit C. The Escrow Shares shall be withheld pro rata from the shares of FFGI Common Stock to be received by the Shareholders in the Merger.

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF ALLMICRO

AllMicro and the Shareholders represent and warrant to FFGI and Acquisition Sub as follows subject to the exceptions set forth in the Schedules attached hereto which shall be deemed to qualify all applicable representations and warranties in this Article 2 even if not specifically cross referenced as pertaining thereto:

      2.1  ORGANIZATION AND STANDING.

           (a) AllMicro is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this
Article 2, "Material Adverse Effect" shall mean any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of AllMicro.

           (b) AllMicro has delivered to FFGI complete and accurate copies of its Articles of Incorporation and Bylaws and minutes of all of its directors' and shareholders' meetings. AllMicro stock books provided to FFGI are complete and accurate in all material respects as of the date hereof.

      2.2  CAPITALIZATION.

           (a) There are 100 outstanding shares of AllMicro Common Stock.
Schedule 2.2 accurately sets forth the ownership of the AllMicro Common Stock and the addresses of all of its security holders. Except as set forth in the preceding sentence, there are no outstanding shares of capital stock of AllMicro and there are no options, warrants or other securities convertible into capital stock of AllMicro nor any other rights, agreements or arrangements with respect to the issuance of capital stock of AllMicro or securities convertible into or exchangeable for common stock of AllMicro.

           (b) All of the issued and outstanding shares of AllMicro Common Stock have been duly authorized, validly issued, are fully paid and non assessable, and were issued in full compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive rights. None of the issued and outstanding shares of AllMicro Common Stock is subject to repurchase.

           (c) Except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of AllMicro Common Stock. AllMicro is not under any obligation to register under the Securities Act or the Florida Securities Act any shares of AllMicro Common Stock. AllMicro is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any persons, that affects or relates to the voting or giving of written consent with respect to any shares of AllMicro Common Stock.

      2.3 SUBSIDIARIES. AllMicro does not own, directly or indirectly, an interest in any corporation, partnership, business, trust or other entity.

      2.4  AUTHORITY, APPROVAL AND ENFORCEABILITY.

           (a) Subject to obtaining any required approvals of the holders of AllMicro Common Stock, AllMicro has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Agreement of Merger and the Escrow Agreement, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

           (b) The execution and delivery by AllMicro of this Agreement, the Agreement of Merger and the Escrow Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement, the Agreement of Merger and the Escrow Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule, regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) except as set forth on Schedule 2.4, any agreement, lease or other instrument to which it is a party or by which it or any of its assets may be bound, the conflict with, breach or violation of or default, termination or forfeiture under would have a Material Adverse Effect.

           (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of AllMicro for the consummation by it of the transactions contemplated by this Agreement, the Agreement of Merger and the Escrow Agreement, except the filing of the Articles of Merger and related certificates with the Secretary of State of the State of Florida and filing that may be required under state or securities "blue sky" law which are the responsibility of FFGI.

           (d) Upon due execution and delivery by AllMicro, this Agreement, the Agreement of Merger and the Escrow Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

      2.5  FINANCIAL STATEMENTS.

           (a) AllMicro has delivered to FFGI complete copies of its audited balance sheets as of December 31, 1992, 1993, 1994 and 1995 and the related audited statements of income and retained earnings and cash flows for the years then ended (collectively, the "AllMicro Audited Financials") accompanied by the auditors' report of its independent certified public accountants. The AllMicro Audited Financials present fairly its financial position as of those dates and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles ("GAAP") applied on a consistent basis.

           (b) AllMicro has delivered to FFGI an unaudited balance sheet as of May 31, 1996 and the related unaudited statement of income and retained earnings and cash flows for the five month period then ended (the "AllMicro Interim Financials"). The AllMicro Interim Financials present fairly its financial position as of May 31, 1996 and the results of its operations and cash flows for the five months then ended in conformity with GAAP applied on a basis consistent with the AllMicro Audited Financials (except for the absence of notes thereto and subject to normal year-end audit adjustments which are not material). The AllMicro Audited Financials and the AllMicro Interim Financials are hereinafter collectively referred to as the "AllMicro Financials."

           (c) There is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations reflected on the AllMicro Interim Financials, except for liabilities and obligations incurred in the ordinary course of business since the date of the AllMicro Interim Financials.

           (d) All of the accounts receivable reflected on the AllMicro Interim Financials and all accounts receivable incurred since that date are fully collectible in the normal course of business and there are no known or asserted claims or other rights of set-off against any thereof, except for any reserves established for sales returns or uncollectible accounts. Except as set forth on
Schedule 2.5, as of May 31, 1996 there is (i) no account debtor delinquent in its payment by more than 90 days, (ii) no account debtor that has refused (or, to the best knowledge of AllMicro, threatened to refuse) to pay its obligations for any reason, (iii) to the best knowledge of AllMicro, no account debtor that is insolvent or bankrupt, and (iv) no account receivable which is pledged to any third party by AllMicro.

           (e) All of the accounts payable reflected on the AllMicro Interim Financials and all accounts payable incurred since that date arose in the ordinary course of business, and there is no such account payable delinquent in its payment except those having to do with normal trade disputes, none of which exceed $5,000 individually or $10,000 in the aggregate as of the date hereof.

           (f) Since the date of the AllMicro Interim Financial Statements, AllMicro has continued to replenish inventories in a normal and customary manner consistent with past practices. AllMicro has not received written or oral notice that it will experience in the foreseeable future any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products. The values at which inventories are carried reflect the inventory valuation policy of AllMicro which is consistent with its past practice and in accordance with GAAP applied on a consistent basis.

           (g) AllMicro's quick ratio (i.e., cash plus account receivables less current liabilities and including any reserve for contingent liabilities in accordance with GAAP) at the Closing will be equal to one.

      2.6 MATERIAL CHANGES. Since December 31, 1995, except as is set forth on Schedule 2.6, there has not been any material change in its assets, liabilities, financial condition, or operating results from that reflected in the AllMicro Audited Financials, except (a) changes reflected in the AllMicro Interim Financials or (b) changes in the ordinary course of business that have not, in the aggregate, resulted in a Material Adverse Effect.

      2.7 RETURNS. Except as set forth on Schedule 2.7, AllMicro has not had any of its products returned by a purchaser or user thereof, other than for minor, nonrecurring warranty problems, stock balancing, overstock and version changes. AllMicro is not aware of any pending warranty claims other than those that arise in the ordinary course of business and which are not expected to require a bulk recall of or modification of products currently sold to customers or in the distribution channel.

      2.8  PROPERTIES AND INVENTORIES.

           (a) AllMicro has good title to, valid leasehold interest in, or other right to use all of the assets used in its operations or necessary for the conduct of its business including, without limitation, the assets reflected on the AllMicro Interim Financials, free and clear of any mortgages, pledges, security interests, encumbrances, material restrictions or adverse claims except as reflected in the Financial Statements, or Schedule 2.8, and except for such imperfections of title and encumbrances, if any, which are not substantial in character, amount or extent, and which do not and are not reasonably likely to materially detract from the value, or interfere with the present use, of the property subject thereto or affected thereby. All of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

           (b) Since the date of the AllMicro Interim Financials, there has not occurred any transfer of title other than in the ordinary course of business, any abandonment, any pilferage or any other material loss with respect to, any of its property, plant or equipment.

           (c) Set forth on Schedule 2.8 is a true and correct list of all of the assets (including fixed assets) having a net book value in excess of $10,000 owned or leased by AllMicro. AllMicro does not own any real property. To the knowledge of AllMicro, all improvements on leased property used in the business of AllMicro and the present use thereof are in accordance with the applicable laws.

      2.9 INSURANCE. To the knowledge of AllMicro, it is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated. Schedule 2.9 sets forth a list of the insurance policies held by AllMicro.

      2.10 MATERIAL AGREEMENTS.

           (a) Except as set forth on Schedule 2.10, AllMicro is not a party to or subject to any oral or written:

               (i) agreement for the purchase of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders or aggregate purchase orders to a single vendor involving payments of less than $50,000;

               (ii) lease or ownership of equipment, machinery or other personal property involving aggregate annual payments in excess of $10,000;

               (iii) agreement for the sale or lease of products or furnishings of its services except individual purchase orders or aggregate purchase orders from a single customer involving payments of less than $50,000 since December 31, 1995;

               (iv) joint venture, partnership or other contract or arrangement involving the sharing of profits other than license agreements;

               (v) agreement relating to the purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person or of any other person by it other than as contemplated herein;

               (vi) agreement containing a covenant or covenants which purport to limit its ability or right to engage in any lawful business activity material to it or compete with any person or entity in a business material to it;

               (vii) agreement presently in effect pursuant to which it has appointed any organization or person to act as its distributor or sales agent or pursuant to which it has been appointed a distributor or sales agent by any third party;

               (viii) agreement with any of its officers, directors or affiliates;

               (ix) agreement for the license of any patent, copyright, trade secret or other proprietary information agreements or agreements for the sale of product to end users;

               (x) agreements involving payments to or obligations of it not otherwise described in this Section 2.10 in excess of $50,000; or

               (xi) agreement of indebtedness or capital equipment leases in excess of $10,000.

       Each agreement, contract, mortgage, indenture, plan, lease, instrument, permit, license and commitment listed on Schedule 2.10 pursuant to this Section
2.10 shall herein be referred to individually as a "Significant Contract" and collectively the "Significant Contracts."

           (b) To AllMicro's knowledge, no party to any Significant Contract, intends to cancel, withdraw, modify or amend such Significant Contract.

           (c) AllMicro has performed all material obligations required to be performed by it on or prior to the date hereof under each Significant Contract, and it is not in default, breach or violation thereunder, and is not aware of any facts from which it should reasonably conclude that it will not be able to perform all obligations required to be performed by it subsequent to the date hereof under each such Significant Contract, except for such defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

      2.11 INTELLECTUAL PROPERTY RIGHTS.

           (a) AllMicro has full title and ownership of or rights to utilize all patents, trademarks, license rights, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes (collectively, "Intellectual Property") necessary for or used in its business as now conducted without, to its knowledge, any infringement of the rights of others, except as set forth on Schedule 2.11. To AllMicro's knowledge, all Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned. No holding decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Intellectual Property. Except as set forth on Schedule 2.11, there are no outstanding options, licenses, liens, encumbrances or agreements of any kind relating to the foregoing, nor is it bound by or a party to any options, licenses, liens, encumbrances or agreements of any kind with respect to the Intellectual Property of any other person or entity. AllMicro has not received any communications nor is it aware of any entity alleging that AllMicro has infringed or, by conducting its business as currently conducted, would infringe any intellectual property right of any other person or entity. AllMicro has used its commercially reasonable best efforts to prevent any infringement of the Intellectual Property by third parties. AllMicro has not received any communication from any governmental agency stating that AllMicro is not entitled to register, or receive patents for, any of its Intellectual Property. Except as set forth on
Schedule 2.11, AllMicro is not aware that any of its employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote and secure the Intellectual Property of AllMicro or that would conflict with its business as proposed to be conducted. Neither the execution or delivery of this Agreement or the Agreement of Merger, nor the carrying on of its business by its employees or consultants, nor the conduct of its business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants or the Company is now obligated. To AllMicro's knowledge, each of AllMicro's employees and consultants who participate in the creation of Intellectual Property, past and present, have executed, enforceable agreements with AllMicro assigning or licensing his or her rights in any Intellectual Property to AllMicro. AllMicro does not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it (except for inventions that AllMicro currently owns or has a right to utilize and which are set forth on Schedule 2.11). Schedule 2.11 also sets forth all material patents, patent applications trademarks (registered or unregistered), copyright processes and license agreements owned or licensed by AllMicro which are necessary for or used in its business as now conducted. Schedule 2.11 also sets forth all independent contractor or consulting agreements pursuant to which AllMicro provided consulting services which require a consent or waiver to consummate the transactions contemplated in this Agreement. All of AllMicro license agreements or assignments with respect to its Intellectual Property are in writing and evidence legitimate ownership or licensing of such rights in AllMicro. All royalty obligations of AllMicro are listed on Schedule 2.11. No unlicensed invention that is shown as being owned by any employee or consultant of AllMicro is necessary for the conduct of AllMicro business as presently conducted.

           (b) Except as set forth on Schedule 2.11, AllMicro is not making use of any confidential information of third parties nor any confidential information in which any of its present or past employees or other service providers, has claimed, by written communication to AllMicro, a proprietary interest; and AllMicro is not aware of any facts that would give rise to such a claim.

           (c) Without limiting the generality of the foregoing representations, AllMicro expressly represents and warrants that:

               (i) AllMicro has satisfied all material obligations pursuant to any and all consulting agreements pursuant to which AllMicro provided consulting services and AllMicro is not using nor has it developed any derivatives or modifications except as expressly authorized under such agreements;

               (ii) AllMicro has no reasonable basis to believe that any event has occurred which would give rise to any present or future liability under any agreement to provide indemnification for infringement of any third party rights or otherwise; or

               (iii) AllMicro is not in arrears in the payment of any royalty obligations pursuant to any license agreements with third parties concerning the Intellectual Property.

      2.12 EMPLOYEES AND EMPLOYEE BENEFIT PLANS.  Except as set forth on
Schedule 2.12, AllMicro does not maintain and is not a party to any compensation or employee benefit plans within the meaning of Section 3(3) of ERISA, programs or contracts (the "Compensation and Benefit Programs") for employees or former employees or their dependents.

      AllMicro has provided FFGI with all documents and government filings relating to the Compensation and Benefit Programs and has provided a written summary of any unwritten Compensation and Benefit Programs.

      The Compensation and Benefit Programs have been maintained in compliance with all applicable laws, and there are no liabilities associated with the Compensation and Benefit Programs (statutory, contractual or otherwise) which have not been fully funded by AllMicro.

      Neither AllMicro nor any ERISA Affiliate has sponsored, maintained or contributed to, or has had any obligation to constitute, any pension plan regulated under Title IV of ERISA within the last six years.

      No Compensation or Benefit Program provides benefits described in Section 3(1) of ERISA to any former employees or retirees of AllMicro or any ERISA Affiliate except as required under Part 6 Title I of ERISA.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "ERISA Affiliate" of AllMicro means any other person that, together with AllMicro as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

      2.13 ENVIRONMENTAL AND SAFETY LAWS. AllMicro has complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances, and AllMicro has not received any written or oral notice in which AllMicro has been alleged to be in violation of, or been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations. As used herein, "Hazardous Substances" shall mean any asbestos, petroleum or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, without limitation, any material or substance which is designated or defined as a "hazardous substance," "hazardous waste" or "toxic substance" in (i) the Federal Water Pollution Control Act, 33 U.S.C. (S) 1251 et seq., and any amendments thereto, (ii) the Federal Resource Conservation and Recovery Act 42 U.S.C. (S)(S) 6901 et seq., and any amendments thereto, (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq., and any amendments thereto, or (iv) the Hazardous Material Transportation Act, 49 U.S.C. (S) 1801 et seq., and any amendments thereto.

      2.14 COMPLIANCE WITH LAWS. AllMicro has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity. AllMicro has made all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and AllMicro has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. Except as set forth on Schedule 2.14, AllMicro has not received any governmental notice of any violation by AllMicro of any such laws, rules, regulation of orders. AllMicro is not in default or material noncompliance under any such permits, consents, or similar instruments except where such default or non-compliance would not have a Material Adverse Effect.

      2.15 ABSENCE OF LITIGATION. Except as set forth on Schedule 2.15, AllMicro is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor, to its knowledge, is there any reasonable basis therefor. Neither AllMicro nor, to its knowledge, any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person.

      2.16 NO BROKERS. AllMicro is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Agreement of Merger or in connection with any transaction contemplated hereby or thereby, other than any obligation it may have to the Corum Group and Saul Lipson and Company.

      2.17  TAXES.

            (a) Definitions.  For purposes of this Agreement:

                (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

            (b) AllMicro has properly completed and filed on a timely basis and in correct form all Returns required to be filed. As of the time of filing, the Returns did not materially misstate the facts regarding the income, business, assets, operations, activities, status or other matters of AllMicro or any other information required to be shown thereon and none of such Returns contains a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). AllMicro will have properly completed and filed on a timely basis and in correct form all Returns required to be filed after the date of this Agreement and on or prior to the Closing, and will provide FFGI the reasonable opportunity to review and comment on any such Return prior to its filing.

            (c) With respect to all amounts of Taxes imposed upon AllMicro, or for which AllMicro is liable, whether to taxing authorities (as, for example, under law) or to other persons or entities (as, for example, under tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the date of Closing, all applicable Tax laws and agreements have been fully complied with, and all such amounts required to be paid by AllMicro to taxing authorities or others have been paid. AllMicro does not owe any Taxes on compensation paid to any of its employees, other than Taxes which are not yet due and payable.

            (d) Except as set forth on Schedule 2.17, no issues have been raised (and are currently pending) by any taxing authority in connection with any of the Returns. No claim has been communicated to AllMicro by a Tax authority in a jurisdiction where AllMicro does not file Returns that it is or may be subject to Tax by that jurisdiction. No extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from AllMicro. No power of attorney granted by AllMicro with respect to Taxes is in force.
Schedule 2.17 sets forth: (i) the taxable years of AllMicro as to which the respective statues of limitations on the assessment of United States federal income and any applicable state, local or foreign income or franchise Taxes have not expired, and (ii) with respect to such taxable years sets forth those years for which examinations by the Internal Revenue Service or the state, local or foreign taxing authority have been completed, those years for which examinations by such agencies are presently being conducted, those years for which notice of pending or threatened examination or adjustment has been received, those years for which examinations by such agencies have not been initiated, and those years for which required Returns for such Taxes have not yet been filed. Except to the extent indicated in Schedule 2.17, all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or state, local or foreign taxing authority have been fully paid, or are fully reflected as a liability in the AllMicro Financials, or are being contested and an adequate reserve therefor has been established and is fully reflected in the AllMicro Financials to the extent required by GAAP. Schedule 2.17 sets forth all Returns presently under examination with respect to Taxes and all assessments and deficiencies with respect to the Returns that are presently being contested by AllMicro.

            (e) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of AllMicro.

            (f) AllMicro is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

            (g) AllMicro has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. AllMicro has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

            (h) AllMicro has had in effect a valid election under Section 1362(a) of the Code (and any comparable provision of state, local or other tax laws) at all times during the taxable periods of AllMicro for which the applicable statute of limitations remains open.

            (i) AllMicro has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. AllMicro has taken no action which is not in accordance with past practice that could defer a liability for Taxes of AllMicro or the Shareholders from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

            (j) AllMicro is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Merger, any change of control of AllMicro or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

            (k) AllMicro is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

            (l) No shareholder of AllMicro is other than a United States person within the meaning of the Code.

            (m) AllMicro does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country and AllMicro has not engaged in a trade or business within any foreign country.

            (n) AllMicro is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for federal income tax purposes.

            (o) The unpaid Taxes of AllMicro as set forth in AllMicro's audited balance sheet as of December 31, 1995 do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in AllMicro balance sheets as at December 31, 1995. No material Tax liability of AllMicro has been incurred since December 31, 1995 other than in the ordinary course of business.

            (p) All material elections with respect to Taxes affecting AllMicro as of the date of this Agreement that are not readily identifiable on the Returns heretofore provided to or made available to FFGI and any attachments thereto are set forth in Schedule 2.17.

      2.18 COMPLIANCE WITH INSTRUMENTS. AllMicro is not in violation of or conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any term or provision of its Articles of Incorporation or Bylaws, or any Significant Contract, where such would not have a Material Adverse Effect.

      2.19 RELATED PARTY TRANSACTIONS. No employee, officer or director of AllMicro or member of his or her immediate family is indebted to AllMicro, nor is AllMicro indebted (or committed to make loans or extend or guarantee credit) to any of them, except for advances to employees of less than $3,000. Except as set forth on Schedule 2.19, to AllMicro's knowledge, none of such persons has any direct or indirect ownership interest in any firm or corporation with which AllMicro is affiliated or with which AllMicro has a business relationship, or any firm or corporation that competes with AllMicro, except that the employees, officers or directors of AllMicro and members of their immediate families may own stock in publicly traded companies that may compete with AllMicro. No member of the immediate family of any officer or director of AllMicro is directly interested in any material contract with AllMicro.

      2.20 POOLING. Neither AllMicro nor the Shareholders have engaged in any transaction which it believes would preclude the Merger from being accounted for as a pooling of interests.

      2.21 DISCLOSURE; ACCURACY OF DOCUMENTS AND INFORMATION. No representation or warranty made by AllMicro or the Shareholders in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The copies of all instruments, agreements, other documents and written information delivered by AllMicro to FFGI or their counsel are and will be complete and correct in all material respects as of the date of delivery thereof.

                                  ARTICLE 2A

                        REPRESENTATIONS AND WARRANTIES
                          OF EACH OF THE SHAREHOLDERS

        Each of the Shareholders severally and not jointly represent and warrant to FFGI and Acquisition Sub as follows:

      2A.1. AUTHORITY, APPROVAL AND ENFORCEABILITY.

            (a) Such Shareholder has full power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement, and all action on its part necessary for such execution, delivery and performance has been duly taken.

            (b) The execution and delivery by such Shareholder of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment, or any agreement or other instrument to which it is a party or to which any of its assets is subject.

            (c) Upon due execution and delivery by such Shareholder, this Agreement and the Escrow Agreement will be his or her legal, valid and binding obligation, enforceable against him or her in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

            (d) Such Shareholder is the record and beneficial owner of the shares of AllMicro Common Stock reflected as owned by him or her on Schedule 2.2, free and clean of any and all liens or encumbrances.

            (e) Such Shareholder has not engaged in any transaction which he or she believes would preclude the Merger from being accounted for as a pooling of interests.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES
                          OF FFGI AND ACQUISITION SUB

   FFGI represents and warrants to AllMicro and the Shareholders as follows:

      3.1  ORGANIZATION AND STANDING.

Each of FFGI and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Article 3, "Material Adverse Effect" shall man and be defined as any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of FFGI and its subsidiaries (on a consolidated basis).

      3.2  AUTHORITY, APPROVAL AND ENFORCEABILITY.

           (a) Subject to obtaining the required approval of FFGI, as sole shareholder of Acquisition Sub, each corporation has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Agreement of Merger and the Escrow Agreement, as the case may be, and all corporate action on their respective parts necessary for such execution, delivery and performance has been duly taken. No vote or consent of the stockholders of FFGI is required in connection with the transactions contemplated by this Agreement.

           (b) The execution and delivery by each of FFGI and Acquisition Sub, as the case may be, of this Agreement, the Agreement of Merger and the Escrow Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement, the Agreement of Merger and the Escrow Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination of forfeiture under) any terms or provisions of its (i) Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws, (ii) any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any material agreement, lease or other instrument to which either is a party or to which it or any of its assets may be bound.

           (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on its part for the consummation by each of FFGI and Acquisition Sub, as the case may be, of the transactions contemplated by this Agreement, the Agreement of Merger and the Escrow Agreement, except any approvals or filings required under state "blue sky" laws and the filing of the Articles of Merger and related certificates with the Secretary of State of the State of Florida.

           (d) Upon due execution and delivery by the parties hereto and thereto, this Agreement, the Agreement of Merger and the Escrow Agreement will be the legal, valid and binding obligation of the parties hereto and thereto, enforceable against such parties in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

      3.3 FINANCIAL STATEMENTS AND REPORTS. FFGI has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "Commission") all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). FFGI has delivered to AllMicro true and complete copies of (i) FFGI's Annual Reports on Form 10-KSB for the fiscal year ended December 31, 1995 and its Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996 (ii) its proxy statements relating to FFGI's annual stockholders meeting held May 7, 1996 (iii) all other forms, reports, statements and documents filed by FFGI with the Commission since December 31, 1995 and (iv) all reports, statements and other information provided by FFGI to its shareholders since December 31, 1995 (collectively, the "FFGI Reports"). As of their respective dates, the FFGI Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of FFGI included or incorporated by reference in the FFGI Reports were prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders' equity of FFGI as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which either singly or in the aggregate are or will be material, and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP.

      3.4 MATERIAL CHANGES. Since December 31, 1995, there has not been any material adverse change in FFGI's assets, liabilities, financial condition, or operating results.

      3.5 NO UNDISCLOSED LIABILITIES. Except as and to the extent set forth on the consolidated balance sheet of FFGI as of December 31, 1995 included in the FFGI Reports, neither FFGI nor any of its subsidiaries had, at such date, any liabilities or obligations (absolute, accrued, contingent or otherwise) material to FFGI and its subsidiaries taken as a whole, and since that date neither FFGI nor any of its subsidiaries has incurred any such liabilities or obligations material to FFGI and its subsidiaries taken as a whole except those incurred in the ordinary course of business and consistent with past practice or in connection with or as a result of the transactions contemplated by this Agreement.

      3.6 FFGI COMMON STOCK. The shares of FFGI Common Stock to be issued to the holders of AllMicro Common Stock as contemplated hereunder are duly authorized and, when issued and exchanged pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights and will have been issued in compliance with applicable federal and state securities laws.

      3.7 CERTAIN LITIGATION. To the best knowledge of FFGI there is no action, suit, proceeding, arbitration, investigation or claim pending or threatened against FFGI which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated hereby.

      3.8  TAXES.

           (a) All Tax returns, statements, reports and forms (including estimated Tax returns and reports and information returns and reports) required to be filed with any Tax authority with respect to any Taxable period ending on or before the consummation of the transactions set forth herein, by or on behalf of FFGI (collectively, the "FFGI Returns"), have been or will be filed when due (including any extensions of such due date), and all amounts shown to be due thereon on or before the Closing have been or will be paid on or before such date, except to the extent such failure to file or pay has not had and could not reasonably be expected to have a Material Adverse Effect.

           (b) The financial statements of FFGI contained in FFGI's Annual Report to Stockholders for the year ended December 31, 1995 fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the date thereof in accordance with GAAP.

      3.9 GOVERNMENTAL AUTHORIZATIONS AND LICENSES. FFGI is the holder of all material licenses, authorizations, permits, concessions, certificates and other franchises of any governmental entity required to operate its business (collectively, the "FFGI Government Licenses") which FFGI Government Licenses are in full force and effect, and is in material compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such FFGI Government Licenses except to the extent failure to hold and maintain such FFGI Government licenses or to so comply would not be reasonably likely to have a Material Adverse Effect. There is not now pending, nor to the best knowledge of FFGI is there threatened, any action, suit, investigation or proceeding against FFGI before any governmental entity with respect to the FFGI Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by FFGI of the terms of any FFGI Government Licenses or any rule or regulation applicable thereto, except to the extent that any such action would not be reasonably likely to have a Material Adverse Effect.

      3.10 NO BROKERS. Neither FFGI or any of its affiliates is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the Merger or in connection with any transaction contemplated hereby or thereby, other than FFGI's obligations to Montgomery Securities.

                                   ARTICLE 4

                                   COVENANTS

      4.1 MAINTENANCE OF BUSINESS. During the period from the date hereof to the Effective Time, AllMicro will carry on its business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees not to enter into any material agreements or take any other significant actions (excluding non-exclusive licensing agreements entered into consistent with past practice) without the prior written consent of FFGI, which shall not be unreasonably withheld. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by Section 4.13 of this Agreement, AllMicro will not, set aside or pay any dividend or distribution of assets to, or repurchase any of its stock from, any of its shareholders.

      4.2 ACTIONS CONTRARY TO POOLING AND TAX FREE TREATMENT. Each party will use its best efforts to cause the Merger to be eligible for pooling-of-interests accounting treatment and to consummate the Merger in accordance with Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code and accordingly will not, either before or after consummation of the Merger, take any action or fail to take any action inconsistent with such eligibility or tax treatment. FFGI has no plan or intention to liquidate AllMicro; to merge AllMicro with or into another corporation; to sell or otherwise dispose of the stock of AllMicro except for transfers of stock to corporations controlled by FFGI; or to cause AllMicro to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business of transfers of assets to a corporation controlled by AllMicro.

      4.3 OTHER DISCUSSIONS. From and after the date of this Agreement until the Closing or this Agreement is terminated in accordance with its terms, neither AllMicro nor any of its officers, directors, agents or representatives (including the Shareholders) will initiate discussions, solicit or negotiate including providing any non-public information concerning its business), or authorize any person or entity to discuss, solicit or negotiate on its or their behalf, with any other party concerning the possible sale or disposition of AllMicro's business, assets or capital stock. AllMicro will immediately notify FFGI, however, if any offer is received from a potential purchaser or of any discussions with a potential purchaser.


      4.4 CONTINUITY OF INTEREST AND RESTRICTIONS ON RESALE. Each of the shareholders of AllMicro shall execute and deliver to FFGI the Affiliates Letter and Continuity of Interest Certificate in the form attached hereto as Exhibit B.

      4.5 BEST EFFORTS. Each party will use its best efforts to cause all conditions to the Closing to be satisfied as soon as practicable. Each party shall use its best efforts to obtain any consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

      4.6  SHAREHOLDER VOTE.  Following the completion of the Fairness
Hearing and the issuance of the Permit, as defined in Section 4.11, the Shareholders agree to vote all shares of AllMicro Common Stock held by them in favor of the Merger. AllMicro will provide to all holders of its capital stock entitled to vote upon or consent to the Merger such information as is necessary to satisfy all requirements of applicable federal and state securities laws and Florida corporate law in connection with the submission of the Merger to such shareholders for their approval.

      4.7 NASDAQ LISTING. FFGI shall cause the shares of FFGI Common Stock to be issued in the Merger to be listed on the NASDAQ National Market promptly following the Closing Date.

      4.8 EMPLOYEE MATTERS. Concurrent with the Closing Date, FFGI shall grant an aggregate of 247,688 options under its employee stock option plan in the amounts and to the persons set forth on Schedule 4.8 (the "Key Employees"), which will vest 1/24th per month over the two year period following the Closing Date, subject to continued employment with FFGI or the Surviving Corporation.
As soon as practicable following the Closing and in no event later than 90 days following the Closing, FFGI shall cause the resale of the shares of Common Stock issuable upon exercise of such options to be registered under the Securities Act of 1933, as amended (the "Securities Act") by means of a registration statement on Form S-8. On each of the first and second anniversary dates of the Closing Date, FFGI shall cause the Surviving Corporation to pay bonuses for services rendered subsequent to the Closing Date in an amount of $237,500 ($475,000 in the aggregate) to certain of the Key Employees who are employed by AllMicro on the Closing Date and continue as employees of FFGI or the Surviving Corporation on the first and second anniversary of the Closing Date in exchange for the non-competition agreements contained in their Employment Agreements delivered pursuant to Section 5.2(h). The names of each Key Employee and the amount of bonus each is entitled to is set forth on Schedule 4.8. FFGI and AllMicro agree that existing AllMicro employees as of the Closing shall be provided with such employee benefits and service credits as may be mutually determined by Mike

Kaplan and FFGI following the Closing. AllMicro represents that they have no other obligations to employees for bonuses and further represents that they have made no commitments regarding any equity participation to any individual or entity.


      4.9 OBSERVER ROLE. Michael Kaplan shall be entitled to receive notices of, and to attend meetings of, the Board of Directors of FFGI as a non-voting observer with the right to participate in discussions and to the same rights of access to the books and records of FFGI as are available to directors of FFGI, until such individual is no longer employed on a full-time basis by FFGI or the Surviving Corporation.

      4.10 TAX ELECTIONS. No material election with respect to Taxes will be made after the date of this Agreement without the prior written consent of FFGI and Acquisition Sub.

      4.11 FAIRNESS HEARING. The shares of FFGI Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act, by reason of Section 3(a)(10) thereof. FFGI shall prepare an application for qualification of securities by permit (the "Permit") under Section 25121 of the California Corporate Securities Code of 1968, as amended (the "California Securities Law") an application for hearing, a related notice of hearing and the proxy statement or other disclosure material to be supplied to the AllMicro Shareholders in connection with the Merger (collectively, the "Hearing Documents"). FFGI shall use commercially reasonable efforts to obtain a finding of fairness before the California Commissioner of Corporations (the "Fairness Hearing") and to have the Permit issued under the California Securities Law as promptly as practicable after the filing. AllMicro shall furnish to FFGI all information concerning AllMicro and the Shareholders as may be reasonably requested in connection with any action contemplated by this Section 4.11. Assuming a finding of fairness at the Fairness Hearing and the issuance of the Permit, the Shareholders will thereupon promptly execute and deliver this Agreement.

      4.12 ADDITIONAL TAX REPRESENTATIONS. In order to evidence the intent of FFGI and AllMicro to have the Service treat the Merger as a tax-free reorganization in a manner which qualifies under the provisions of Section 368 of the Code, as described in the provisions of Sections 368(a) of the Code, simultaneously with the execution of this Agreement, FFGI and AllMicro and, immediately upon a finding of fairness and the issuance of the Permit, each of the Shareholders shall execute and deliver to each other the FFGI Additional Tax Representations and the AllMicro Additional Tax Representations in substantially the form of Exhibit H and Exhibit G hereto, respectively, which representations shall survive for two (2) years after the Closing Date.

      4.13 APPROVED DISTRIBUTIONS. Prior to the Closing, Shareholders shall be entitled to receive cash distributions from AllMicro of all amounts which exceed the amount necessary to meet the requirements of Section 2.5 (g).

      4.14 FILING OF COMBINED OPERATIONS. FFGI will cause the results of its combined operations following the Closing Date to be published in a registration statement, in a Form 10-QSB or 8-KSB, or any other public statement that satisfies the publication requirements of the Commission for pooling transactions, as soon as practicable following the Closing Date and in no event later than October 15, 1996.



                                   ARTICLE 5

                             CONDITIONS TO MERGER

      5.1 CONDITIONS TO OBLIGATIONS OF FFGI, ACQUISITION SUB, THE SHAREHOLDERS AND ALLMICRO. The respective obligations of FFGI, Acquisition Sub, the Shareholders and AllMicro to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

            (a) The parties hereto shall have obtained all consents and approvals of shareholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement and the Agreement of Merger.

            (b) Consummation of the transactions contemplated by this Agreement and the Agreement of Merger shall not violate any order, decree or judgment of any court or governmental body having jurisdiction.

            (c) FFGI shall have obtained all necessary blue sky approvals for the issuance of the FFGI Common stock required to be obtained prior to the Effective Time.

            (d) The Escrow Agreement shall be executed and delivered by the parties thereto.

            (e) Each of the Key Employees shall have entered into an employment agreement, in the form of Exhibit D, attached hereto. Mr. Kaplan's employment term shall be for two years.

            (f) Following the Fairness Hearing, the Permit shall have been issued by the California Department of Corporations with respect to the FFGI Common Stock to be issued in the Merger.

      5.2 CONDITIONS TO OBLIGATIONS OF FFGI AND ACQUISITION SUB. The obligations of FFGI and Acquisition Sub to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

            (a) All representations and warranties of AllMicro and the Shareholders made herein shall be true and correct in all material respects as of the date made and as of the Closing Date. AllMicro and the Shareholders shall have performed all obligations and agreements undertaken to be performed by them at or prior to the Closing.

            (b) FFGI and Acquisition Sub shall have received at the Closing an opinion of counsel to AllMicro substantially in the form of Exhibit E attached hereto.

            (c) FFGI and Acquisition Sub shall have received an Affiliates Letter and Continuity of Interest Certificate executed by each of the shareholders of AllMicro.

            (d) FFGI shall be satisfied that no holders of shares of AllMicro Common Stock shall exercise dissenters' rights in connection with the Merger.

            (e) FFGI shall have received from Arthur Andersen LLP, independent certified public accountants for FFGI, a letter dated the date of the Effective Time confirming, as of that date, their prior advice to FFGI that the Merger will be treated for accounting purposes as a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board.

            (f) The Board of Directors of FFGI shall have received a written opinion from Montgomery Securities that the terms for the merger are fair to FFGI's stockholders from a financial point of view.

            (g) FFGI shall have received the Additional Tax Representations from AllMicro and the Shareholders in the form of Exhibit G hereto.

            (h) FFGI shall have received an executed Employment Agreement from each of the Key Employees, in the form of Exhibit D attached hereto.

      5.3 CONDITIONS TO OBLIGATIONS OF ALLMICRO AND THE SHAREHOLDERS. The obligations of AllMicro and the Shareholders to consummate the transactions contemplated hereby are subject to satisfaction (or waiver ) of the following conditions:

            (a) All representations and warranties of FFGI made herein shall be true and correct in all material respects as of the date made and as of the Closing Date. FFGI shall have performed all obligations and agreements undertaken to be performed by them at or prior to the Closing.

            (b) AllMicro and the Shareholders shall have received at the Closing an opinion of counsel to FFGI substantially in the form of Exhibit F attached hereto.

            (c) AllMicro and the Shareholders shall have received from Joel S. Baum, P.A., independent certified public accountants for AllMicro, a letter dated the date of the Effective Time confirming, as of that date, their prior advice to AllMicro and the Shareholders that the Merger will be treated for accounting purposes as a "pooling of interests" under Opinion No. 16 of the Accounting Principles Board.

            (d) AllMicro and the Shareholders shall have received the FFGI Additional Tax Representations in the form of Exhibit H attached hereto.

            (e) FFGI shall have executed and delivered the Registration Rights Agreement in the form attached hereto on Exhibit I.

            (f) FFGI shall have executed and delivered the Employment Agreement in the form attached on Exhibit D hereto with each of the Key Employees.


                                   ARTICLE 6

                                   INDEMNITY

      6.1   SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

            (a) All representations, warranties, covenants and agreements of FFGI, AllMicro and the Shareholders in this Agreement shall survive the execution, delivery, and performance of this Agreement in accordance with this paragraph. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. The representations and warranties of FFGI, AllMicro and the Shareholders set forth in this Agreement (absent fraud or willful misrepresentation) shall terminate on the date upon which FFGI's audited financial statements for calendar year 1996 are completed and filed with the Commission, except to the extent that claims against the Escrow Shares are pending. All representations and warranties shall in any event terminate on December 31, 1997.

            (b) As used in this Article, any reference to a representation or warranty contained in any Article of this Agreement shall include the portion of the AllMicro or FFGI Schedule relating, or otherwise applicable to, such Article.

      6.2 INDEMNIFICATION OF FFGI AND THE SURVIVING CORPORATION AND THE ESCROW DEPOSIT OF FFGI COMMON STOCK

            (a) Each of the Shareholders agrees to indemnify, defend and hold harmless FFGI against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and attorneys' fees and expenses (collectively, "Losses") that any of the FFGI Released Parties (as defined below) shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of AllMicro's or such Shareholder's representations, warranties, agreements or covenants contained in this Agreement or in the Escrow Agreement and with respect to any losses in excess of $100,000 resulting from the pending litigation filed by Internet Videos, d/b/a FireFly Communications Group against AllMicro in United States District Court, Case No. 96-1268-Cir.T-17-C (the "Internet Videos Claim"). The parties agree that the Shareholders shall have the right to control the defense and approve the settlement of the Internet Videos Claim, subject to the consent of FFGI which shall not unreasonably be withheld. The Shareholders shall deliver the Escrow Shares into escrow on the date of Closing pursuant to the Escrow Agreement.

            (b) For purposes of the indemnification set forth in this Article 6, the fair market value of one share of FFGI Common Stock shall be equal to $12.375.

            (c) The indemnity obligations of each Shareholder pursuant to this
Section 6.1 for a breach or inaccuracy of any or all of such representations and warranties and covenants shall terminate (absent fraud or willful misrepresentation) upon the date upon which FFGI's audited financial statements for the calendar year ended December 31, 1996 are completed and filed with the Commission (such date being referred to herein as the "Escrow Termination Date") except to the extent that claims against the Escrow Shares are pending.

            (d) The indemnity obligations set forth herein (absent fraud or willful misrepresentation) shall be the exclusive remedy of the FFGI Released Parties with respect to a breach or inaccuracy of the representations, warranties and covenants of AllMicro and/or the Shareholders and shall be satisfied solely and exclusively by recourse against the Escrow Shares in accordance with the Escrow Agreement and this Agreement, except with respect to the Internet Videos Claim. Furthermore, the Shareholders shall have no indemnity obligation hereunder with respect to any Losses arising directly or indirectly from the Corum/Lipson Obligation (as defined below), in an aggregate amount up to $925,000, or with respect to any losses arising directly or indirectly from the Internet Videos Obligation in an aggregate amount up to $100,000. In so doing, FFGI expressly assumes and accepts the risk that Losses may exceed the value of the Escrowed Shares and that it will have to absorb excess Losses without recourse to the Shareholders, except with respect to the Internet Videos Claim.

            (e) The "Corum/Lipson Obligation" is defined herein as the amounts (if any), including shares of FFGI stock, owed by FFGI, AllMicro or the Shareholders to the Corum Group and/or to Saul Lipson and Company with respect to the Merger or any of the transactions contemplated by this Agreement, under the letter dated August 7, 1995 from Corum to AllMicro, any Corum claims under any quantum merit or other equitable doctrine.

     (f) In any case in which claims have been asserted or are pending, all parties agree that the indemnity obligations of the Shareholders with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by resolution of such matters in accordance with the terms of this Agreement and the Escrow Agreement. Except as set forth in this Agreement including the Schedules attached hereto and the other written agreements entered into concurrently herewith, FFGI has not relied upon any representation, warranty and covenant of AllMicro and the Shareholders including without limitation any oral representations. No disclosure by AllMicro or the Shareholders other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of FFGI with respect to AllMicro or the Shareholders shall be deemed to affect FFGI's reliance on the representations, warranties, covenants and agreements made by AllMicro or the Shareholders contained in this Agreement and shall not constitute a waiver of FFGI's reliance on the representations, warranties, covenants and agreements made by AllMicro or the Shareholders contained in this Agreement and shall not constitute a waiver of FFGI's rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of AllMicro or the Shareholders' representations, warranties, covenants or agreements under this Agreement.

      6.3   INDEMNIFICATION OF THE SHAREHOLDERS.

            (a) FFGI agrees to indemnify, defend and hold harmless the Shareholders from and against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and attorneys' fees and expenses (collectively, "Shareholder Losses") that any of the Shareholder Releases Parties (as defined below) shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of or any failure to perform or comply with any of FFGI's representations, warranties, agreements or covenants contained in this Agreement or in the Escrow Agreement and with respect to any claims made by the Corum Group and/or Saul Lipson and Company with respect to the Corum/Lipson Obligation (up to an aggregate amount of $925,000).

            (b) The indemnity obligations of FFGI pursuant to this Section 6.3 for a breach or inaccuracy of any or all of such representations, warranties and covenants shall terminate on (absent fraud or willful misrepresentation) the "Escrow Termination Date" (except to the extent that claims against FFGI have been submitted or notice of the claim has been provided during such period).

            (c) The indemnity obligations set forth herein shall (absent fraud or willful misrepresentation) be the exclusive remedy of the Shareholders with respect to a breach or inaccuracy of the representations and warranties of FFGI or Acquisition Sub.

            (d) In any case in which claims have been asserted or are pending, all parties agree that the indemnity obligations of FFGI with respect to such matters shall continue in full force and effect until such matters have been settled by agreement of the parties or by resolution of such matters in accordance with the terms of this Agreement and the Escrow Agreement. Except as set forth in this Agreement including the Schedules attached hereto and the Affiliate Letter and other written agreements entered into concurrently herewith, the Shareholders have not relied upon any representation, warranty and covenant of FFGI, including without limitation any oral representations. No disclosure by FFGI other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of the Shareholders with respect to FFGI shall be deemed to affect the Shareholders' reliance on the representations, warranties, covenants and agreements made by FFGI contained in this Agreement and shall not be a waiver of the Shareholders' rights to indemnity as herein provided for the breach or inaccuracy of or failure to perform or comply with any of FFGI's representations, warranties, covenants or agreements under this Agreement.

      6.4   PROCEDURE FOR INDEMNIFICATION OF FFGI AND THE SURVIVING
CORPORATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. If FFGI shall have any claim against the Shareholders pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties), it shall promptly give written notice thereof to the Escrow Agent (as defined in the Escrow Agreement) and the Shareholders, including in such notice a brief description of the facts upon which such claims is based and the amount thereof. If the Shareholders object to the allowance of any such claims, they shall give written notice to FFGI and the Escrow Agent within twenty days following receipt of FFGI's notice of claim, advising it and the Escrow Agent that they do not consent to the delivery of any of the Escrow Shares out of escrow for application to such claims. If no such notice is timely provided by the Shareholders to FFGI and the Escrow Agent, the Escrow Agent shall, within five business days after the expiration of the prior notice period, deliver out of escrow the lesser of: (a) the number of the Escrow Shares (in whole shares) that have an aggregate market value (determined as provided above) most nearly equal to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Shares. If the Shareholders advise FFGI and the Escrow Agent within the foregoing twenty day period that they object to such application of the Escrow Shares after a claim has been made, the Escrow Agent shall hold the Escrow Shares in escrow until the rights of the Shareholders and FFGI with respect thereto have been agreed upon in accordance with the Escrow Agreement. If any distribution referred to in this Section 6.4 involves fewer than all of the Escrow Shares, it shall be allocated pro rata against the Escrow Shares therein based on the Escrow Shares beneficially owned by each Shareholder (unless the claim made is based disproportionately on a representation made individually by a Shareholder under Article 2A, in which case the distribution shall be appropriately adjusted).

      6.5   PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDERS WITH RESPECT
TO NON-THIRD PARTY CLAIMS. If the Shareholders have any claim against FFGI pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties), the Shareholders shall promptly give written notice thereof to FFGI, including in such notice a brief description of the facts upon which such claim is based, the amount thereof. If FFGI, within twenty days after receipt of the Shareholders' notice of claim, does not give written notice to the Shareholders announcing its intent to contest such assertion of the Shareholders such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and FFGI shall, within fifteen days after expiration of the prior notice period, deliver to the Shareholders the amount of the claim, allocated on a pro rata basis based on the Escrow Shares beneficially owned by each Shareholder. In the event, however, that FFGI contests the assertion of a claim by giving such written notice to the Shareholders within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be settled in accordance with the Escrow Agreement.

      6.6   PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

            (a) If an indemnified party determines to seek indemnification under this Article 6 with respect to a claim resulting from the assertion of liability by third parties, such indemnified party shall promptly give notice to the indemnifying parties of facts upon which any such claim will be based; the notice shall set forth such material information with respect thereto as is then reasonably available to such indemnified party. In case any such liability is asserted against the indemnified party, and the indemnified party notifies the indemnifying parties thereof, the indemnifying parties will be entitled, if such indemnifying parties so elect by written notice delivered to the indemnified party within ten business days after receiving the indemnified party's notice, to assume the defense thereof with counsel satisfactory to the indemnified party. Notwithstanding the foregoing, (i) the indemnified party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnified party shall reasonably determine that there is a conflict of interest between or among the indemnified party and any indemnifying party with respect to such claim, in which case the fees and expenses of such counsel will be borne by such indemnifying parties, (ii) the rights of an indemnified party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such indemnifying parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

      (b) In the event that such indemnifying parties, within ten business days after receipt of the aforesaid notice of a claim, fail to assume the defense of an indemnified party against such claim, the indemnified party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such indemnifying parties.

      (c) Notwithstanding anything in this Article 6 to the contrary, if there is a reasonable probability that a claim may materially adversely affect an indemnified party, the indemnified party shall have the right to participate (at the indemnified party's expense) in such defense, compromise, or settlement and such indemnifying parties shall not, without the indemnified party's written consent (which consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in form and substance satisfactory to such indemnified party in respect of such claim. If the indemnifying parties notify the indemnified party that they wish to accept a bona fide written offer from any such claimant or plaintiff (which offer includes a release of the indemnified party from all liability in respect of such claim), and the indemnified party does not consent to such settlement, the indemnifying parties shall not be liable under this Section 6.5 for the amount by which any subsequent settlement or judgment with respect to such claim exceeds such bona fide written settlement offer.

            (d) In the event any FFGI Released Party is an "indemnified party" with respect to a third party claim and a settlement or judgment is reached with respect to such claim, such indemnified party shall promptly give written notice thereof to the Shareholders and the Escrow Agent. If the Shareholders object to the allowance of any such claims, they shall give written notice to such indemnified party and the Escrow Agent within ten days following receipt of such notice of claim, advising such indemnified party that they do not consent to the delivery of any of the Escrow Shares out of escrow to such indemnified party for application to such claims. If no such notice is timely provided by the Shareholders to such indemnified party and the Escrow Agent, the Escrow Agent shall, within five business days after the expiration of the prior notice period, deliver out of escrow the lesser of: (a) the number of the Escrow Shares (in whole shares) that have an aggregate market value (determined as provided above) most nearly equal to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Shares.

If the Shareholders advise such indemnified party and the Escrow Agent within the foregoing ten day period that they object to such application of the Escrow Shares, the Escrow Agent shall hold the Escrow Shares in escrow until the rights of the Shareholders and such indemnified party with respect thereto have been agreed upon between the Shareholders and such indemnified party or until such rights are finally determined in accordance with the Escrow Agreement. If any distribution referred to in this Section 6.5 involves fewer than all of the Escrow Shares, it shall be allocated pro rata against the Escrow Shares therein based on the Escrow Shares beneficially owned by each Shareholder (unless the claim made is based disproportionately on a representation made individually by a Shareholder under Article 2A, in which case the distribution shall be appropriately adjusted).

      6.7   FRAUD OR WILLFUL MISREPRESENTATION.

            Any claim for fraud or willful misrepresentation arising from this Agreement or the transactions contemplated thereby must be asserted by the party seeking indemnification by December 31, 1997. With respect to any fraud or willful misrepresentation claim brought by any party seeking indemnification against any other party, the party seeking indemnification will bear the burden of proof of demonstrating that the other party had actual knowledge of the alleged falsehood and intentionally or recklessly misled such party with respect to same. Knowledge of a fact or omission on which a fraud or willful misrepresentation claim is based may not be imputed or attributed to a party on the basis of his or her position as an officer or director of FFGI or AllMicro, as applicable, or access to information arising from such position unless it can be demonstrated that in fact such access was used by such party to obtain such information or any lack of investigation by such party. Each Shareholder's maximum obligation for any Losses relating to any fraud or willful misrepresentation claim arising under this paragraph shall be limited to the proceeds received or to be received by such Shareholder under this Agreement. FFGI's maximum liability to any Shareholder relating to any fraud or willful misrepresentation claim arising under this paragraph shall be limited to the total consideration paid, or to be paid under this Agreement.

      6.8   SETTLEMENT AND GENERAL RELEASE OF THE FFGI RELEASED PARTIES.

            (a) From and after the Closing, for the consideration set forth herein and for other due and valid consideration, the receipt and sufficiency of which is hereby acknowledged and received, each of the Shareholders, for and on behalf of themselves and on behalf of their respective affiliates, successors, assigns, agents and representatives waive and finally release and forever discharge (absent fraud or willful misrepresentation) FFGI and AllMicro and each of their officers, directors, employees, agents, affiliates, representatives, successors and assigns (collectively, the "FFGI Released Parties") from any and all claims, causes of action, suits, debts, demands, costs, expenses, attorneys' fees, contracts, agreements, payments, compensation, liabilities or obligations, contingent or fixed, liquidated or unliquidated, matured or unmatured, of every name and nature, known or unknown, arising or which may have existed from the beginning of the world arising from this Agreement or the transactions contemplated hereby, including, without limitation, the Merger, against any such person (hereinafter collectively referred to as the "Shareholders' Released Claims"). The Shareholders' Released Claims shall not include a release of the rights to receive the Merger consideration, the rights to indemnification under the terms of Article 6 of this Agreement or the covenants set forth in Article 4, Article 7 and 8 or the parties' rights under any other written agreement, instrument or opinion letter entered into or delivered to the Shareholders concurrently herewith or any rights to indemnity or contribution under AllMicro's by-laws, articles, or at common law or equity.

            (b) Each of the Shareholders for and on behalf of themselves and on behalf of their respective affiliates, successors, assigns, agents and representatives covenants not to sue or otherwise institute or cause to be instituted or in any way participate in any legal, administrative or other proceedings or action against any of the FFGI Released Parties with respect to any matter of any kind arising out of the Shareholders' Released Claims.

            (c) The Shareholders acknowledge that this waiver and release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, arising from the Shareholders' Released Claims, and any and all rights granted to such Shareholders under any state law or federal law or regulation are hereby expressly waived.

            (d) This Section 6.8 shall constitute a complete defense to any claim released herein and shall survive indefinitely, without restriction, qualification or limitation, notwithstanding anything in this Agreement to the contrary.

      6.9   SETTLEMENT AND GENERAL RELEASE OF THE SHAREHOLDERS RELEASED PARTIES.

            (a) From and after the Closing, for the consideration set forth herein and for other due and valid consideration, the receipt and sufficiency of which is hereby acknowledged and received, FFGI, Acquisition Sub and AllMicro, each severally for and on behalf of itself and on behalf of its respective affiliates, subsidiaries, successors, assigns, agents and representatives waives and finally releases and forever discharges (absent fraud or willful misrepresentation) each of the Shareholders and their agents, representatives, successors and permitted assigns (collectively, the "Shareholders Released Parties") from any and all claims, causes of action, suits, debts, demands, costs, expenses, attorneys' fees, contracts, agreements, payments, compensation, liabilities or obligations, contingent or fixed, liquidated or unliquidated, matured or unmatured, of every name and nature, known or unknown, arising or which may have existed from the beginning of the world arising from this Agreement or the transactions contemplated hereby, including, without limitation, the Merger, against any such person (hereinafter collectively referred to as the "FFGI/AllMicro Released Claims"). The FFGI/AllMicro Released Claims shall not include a release of the rights to indemnification under the terms of Article 6 of this Agreement or the covenants set forth in Article 4,
Article 7 and 8 or the parties' rights under any other written agreement entered into concurrently herewith.

            (b) FFGI and AllMicro each severally and on behalf of itself and on behalf of its respective officers, directors, shareholders and each of their respective affiliates, agents, successors, representatives, successors and assigns covenants not to sue or otherwise institute or cause to be instituted or in any way participate in any legal, administrative or other proceedings or action against any of the Shareholder Released Parties with respect to any matter of any kind arising out of the FFGI/AllMicro Released Claims.

            (c) FFGI and AllMicro acknowledge that this waiver and release extends to all claims of every nature and kind, known or unknown, suspected or unsuspected, past, present or future, arising from the FFGI/AllMicro Released Claims, and any and all rights granted to FFGI and AllMicro under any state law or federal law or regulation are hereby expressly waived.

            (d) This Section 6.9 shall constitute a complete defense to any claim released herein and shall survive indefinitely, without restriction, qualification or limitation, notwithstanding anything in this Agreement to the contrary.

                                   ARTICLE 7

                                  TERMINATION

      7.1   TERMINATION BY MUTUAL CONSENT.  At any time prior to the
Closing, this Agreement and the Agreement of Merger may be terminated by written consent of FFGI, Acquisition Sub and AllMicro, notwithstanding approval of the Merger by the shareholders of Acquisition Sub or AllMicro.

      7.2   TERMINATION BY FFGI OR ACQUISITION SUB OR ALLMICRO.

            (a) FFGI or Acquisition Sub may terminate this Agreement and the Agreement of Merger at any time prior to the Closing by delivery of written notice to AllMicro if: (1) FFGI determines in the exercise of its reasonable judgment that the pendency of any lawsuit or the institution or threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent, restrain, change or obtain damages in respect of such transactions, makes it inadvisable to consummate the transactions contemplated hereby; (2) AllMicro or the Shareholders have breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten days of receiving written notice thereof; (3) any representation or warranty made by AllMicro or the Shareholders is false or inaccurate in any material respect; or (4) the Closing has not occurred by July 31, 1996.

            (b) AllMicro may terminate this Agreement and the Agreement of Merger at any time prior to the Closing by delivery of written notice to FFGI and Acquisition Sub if: (1) AllMicro determines in the exercise of its reasonable judgment that the pendency of any lawsuit or the institution of threat of any governmental or administrative action, investigation or inquiry which questions the validity or the legality of the transactions contemplated hereby or which seeks to prevent, restrain, change or obtain damages in respect of such transactions, makes it inadvisable to consummate the transactions contemplated hereby; (2) FFGI or Acquisition Sub has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within ten days of receiving written notice thereof; (3) any representation or warranty made by FFGI or Acquisition Sub is false or inaccurate in any material respect; or (4) the Closing has not occurred by July 31, 1996.

      7.3 EFFECT OF TERMINATION. In the event of termination as provided above, the obligations of the parties hereunder shall terminate; provided, that
(a) Sections 8.1, 8.4, 8.6, 8.8, 8.9, 8.10 and 8.11 shall survive such termination and continue in full force and effect and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.



                                   ARTICLE 8

                                 MISCELLANEOUS

      8.1 NOTICES. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

            (a) If to FFGI or Acquisition Sub:

                The ForeFront Group, Inc.
                1330 Post Oak Blvd., Suite 1300
                Houston, Texas 77056
                Attention: Mr. Jeffrey R. Harder
                Facsimile: (713) 961-1149

                With a copy to:

                Jeffrey L. Wade
                Andrews & Kurth L.L.P.
                2170 Buckthorne Place, Suite 150
                Facsimile:  (713) 364-9538

            (b) If to AllMicro:

                AllMicro, Inc.
                18820 U.S. Hwy 19 North, Suite 215
                Clearwater, Florida 34624
                Attention:  Michael Kaplan
                Facsimile: (813) 536-8374

                With a copy to:

                Jorge del Calvo, Esq.
                Pillsbury Madison & Sutro
                2700 Sand Mill Road
                Menlo Park, CA 94025-7020
                Facsimile:  (415) 233-4545


            (c) If to the Shareholders:
                Michael Kaplan
                18820 U.S. Hwy 19 North, Suite 215
                Clearwater, Florida 34624
or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

      8.2 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the exhibits and schedules hereto and the documents referred to herein and the Non-Disclosure Agreement between the parties hereto constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, the Letter of Intent, dated June 6, 1996, as amended, by and among FFGI, AllMicro and the Shareholders. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to FFGI and Acquisition Sub and the Shareholders pursuant to this Agreement and all exhibits hereunder shall be cumulative.

      8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

      8.4 PUBLICITY. Neither AllMicro, nor FFGI, nor their officers, directors, shareholders, affiliates, agents or representatives shall, unless required by law, issue any statement or communication to the general public or the press regarding the Merger without the prior written consent of the other. Each party shall consult with, and seek input from, the other party prior to, and with respect to the contents of, any statement or communication to the general public or the press regarding the Merger.

      8.5 SUCCESSORS AND ASSIGNS. No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

      8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents made and to be performed entirely within the State of Delaware.

      8.7 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the Merger.

      8.8 EXPENSES. Any expenses incurred prior to the consummation of the Merger shall be incurred for the incurring party's own account. If the Merger is consummated, the parties agree that FFGI shall cause the Surviving Corporation to promptly pay (I) the reasonable counsel and accounting fees and expenses of AllMicro relating to the transactions contemplated by this Agreement up to an aggregate amount of $87,500 and (ii) in consideration of the execution of a release acceptable to FFGI of any claims by such individuals or entities for compensation from AllMicro, the Shareholders or FFGI, will also pay amounts owed by AllMicro or the Shareholders to the Corum Group and Saul Lipson and Company with respect to the Corum/Lipson Obligations, up to an aggregate amount of $925,000.

      8.9 ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

      8.10  COVENANT NOT TO COMPETE.

            (a) In exchange for the payments required to be made by FFGI pursuant to Section 8.10(b) below, each of the Shareholders, severally and not jointly, agree that until the expiration of the earlier to occur of (a) the third anniversary of the Closing Date and 12 months after the termination of employment with FFGI or the Surviving Corporation, as the case may be, he shall not, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity, engage in the development, sale, marketing, licensing or support of client, server and/or integrated application software products that enable the capture, organization and/or exchange of information over the Internet and private computer networks or intranets or any other business currently or subsequently conducted by FFGI or AllMicro or either of their subsidiaries during such period of time, if any, that such Shareholder is an employee or consultant of FFGI or AllMicro or either of their subsidiaries (the "Competitive Business") wherever FFGI or AllMicro or either of their subsidiaries conducts such business and only for so long as FFGI or AllMicro or either of their subsidiaries is engaged in such business. Notwithstanding anything to the contrary herein, a Shareholder may, without violating the provisions of this
Section 8.10, (i) purchase and hold up to 5% of any entity whose shares are publicly traded on NASDAQ or any U.S. or foreign stock exchange (a "Public Company"), whether or not such entity competes with FFGI or any affiliate thereof; (ii) purchase up to 10% of any privately-held company or more than 10% of any Public Company (in either case as a passive investor) provided that at the time of the investment such Shareholder reasonably believed that such entity was not engaged and had no present intention to engage in, a Competitive Business and continue to hold such investment even if such entity unbeknownst to him is engaged in a Competitive Business or subsequently enters into a Competitive Business; (iii) enter into a relationship as a principal, agent, employee, consultant or in any other representative capacity with an entity that Shareholder reasonably believes, at the initiation of such relationship, is not engaged in, and has no present intention of engaging in, a Competitive Business, provided that if such entity subsequently engages in such Competitive Business, Shareholder may only maintain such relationship if he does not personally directly engage in such Competitive Business and such entity has annual revenues in excess of $100 million in its most recent fiscal year. FFGI and its subsidiaries current business is the development, sale, licensing and support of client, server and integrated application software products that enable the capture, organization and exchange of information over the Internet and private computer networks or intranets. With respect to any subsequent business that FFGI or AllMicro or either of their subsidiaries enters into while a Shareholder is employed as a consultant or employee by FFGI or AllMicro or either of their subsidiaries, such business shall only be deemed to be a Competitive Business hereunder with respect to such Shareholder, if and to the extent that at the time of the alleged violation of this Section 8.10 Shareholder is actually aware that FFGI was engaged in such business while he was so employed. Each of such person agree that FFGI shall, in addition to any other rights or remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by a court of competent jurisdiction enjoining and restraining such persons from committing any violation of this Section 8.10. Any provision of this Section 8.10 which is deemed invalid or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid or unenforceable in any other jurisdiction. If any covenant should be deemed invalid or unenforceable because of its scope, geographical area or duration, or any combination thereof, such covenant shall be modified and reformed so that the scope, geographic area and duration of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid and enforceable. The foregoing shall not preclude the continued, direct or indirect ownership of, and participation in activities and fulfillment of any management responsibilities with respect to AllMicro or FFGI.

            (b) FFGI shall be required to pay the Shareholder the sum of $250,000.00 in twelve equal monthly installments commencing thirty days after the Closing and on the expiration of each 30-day period thereafter, as consideration for the covenants made by the Shareholders in Section 8.10(a) above.

      8.11 CONSENT TO SERVICE OF PROCESS. The parties hereto irrevocably consent to the jurisdiction of the courts of the State of California and of any Federal court located in such state in connection with any action, suit or other proceeding arising out of or relating to this Agreement.

      8.12 OBLIGATIONS OF SHAREHOLDERS. Neither FFGI nor AllMicro is assuming any obligations or liabilities of any of the Shareholders (except with respect to the Corum/Lipson Obligation, if any).

      IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                             THE FOREFRONT GROUP, INC.


                             By: /s/ David Sikora
                                 -----------------
                             Title:President and Chief Executive Officer
                                   -------------------------------------


                             ALLMICRO ACQUISITION CORPORATION


                             By:  /s/ David Sikora
                                  ------------------
                             Title: Chairman
                                    ---------


                             ALLMICRO, INC.


                             By: /s/ Michael Kaplan
                                 -------------------
                             Title: President
                                    ---------


                             THE SHAREHOLDERS:


                             /s/ Michael Kaplan
                             ------------------
                             Michael Kaplan


                             /s/ Anita Kaplan
                             ----------------
                             Anita Kaplan

                                                                       Exhibit A


                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                        ALLMICRO ACQUISITION CORPORATION
                                      AND
                                 ALLMICRO, INC.


          This Agreement and Plan of Merger, dated as of the 19th day of July, 1996 ("Plan of Merger"), by and between AllMicro Acquisition Corporation, a Florida corporation ("Acquisition Sub"), and AllMicro, Inc., a Florida corporation ("AllMicro").

                                    RECITALS
                                    --------

          A. AllMicro was incorporated in the State of Florida on February 7, 1991, and on the date hereof has 100 shares of its Common Stock outstanding ("AllMicro Common Stock").

          B. Acquisition Sub was incorporated in the State of Florida on July 18, 1996. On the date hereof, Acquisition Sub has 1,000 shares of its Common Stock outstanding, all of which are owned by The ForeFront Group, Inc., a Delaware corporation ("ForeFront"), the corporate parent of Acquisition Sub.

          C. AllMicro, certain shareholders of AllMicro, ForeFront and Acquisition Sub have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

          D. The Boards of Directors of AllMicro and Acquisition Sub deem it advisable and in their mutual best interests and in the best interests of the shareholders of AllMicro and the shareholder of Acquisition Sub that AllMicro be acquired by ForeFront through a merger ("Merger") of Acquisition Sub with and into AllMicro.

          E. The Boards of Directors of AllMicro and Acquisition Sub and their shareholders approved the Merger on July 19, 1996.


                                   AGREEMENTS
                                   ----------

          The parties hereto hereby agree as follows:

          1. Acquisition Sub shall be merged with and into AllMicro, and AllMicro shall be the surviving corporation.

          2. The Merger shall become effective at such time (the "Effective Time" of the Merger) as Articles of Merger, containing or annexing this Plan of Merger are filed with the Office of Secretary of State of Florida pursuant to
Section 1105 of the Florida Business Corporation Act.

          3. (a) At the Effective Time, each of the issued and outstanding shares of AllMicro Common Stock (other than shares as to which dissenters' rights are perfected under Section 1320 of the Florida Business Corporation Act, and any shares which are owned by ForeFront or AllMicro or any direct or indirect wholly-owned subsidiary of ForeFront or AllMicro) shall be converted automatically into and exchanged for 10,561.52 shares of ForeFront Common Stock. Any shares of AllMicro Common Stock that are owned by AllMicro shall be canceled, and no securities of ForeFront or other consideration shall be delivered in exchange therefor. At the Effective Time, each share of common stock of Acquisition Sub, which is issued and outstanding immediately prior to the Effective Time, will be converted into and be exchangeable for one fully paid and nonassessable share of common stock of AllMicro. No other shares of capital stock of AllMicro shall be issued in or outstanding immediately after the Merger. No shares of stock of Acquisition Sub shall be issued in or outstanding after the Merger.

          (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of ForeFront Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, reverse split or combination, the consideration to be issued to the holders of AllMicro Common Stock in the Merger shall be correspondingly adjusted.

          4. Stock certificates for fractions of ForeFront Common Stock shall not be issued in the Merger and such fractional interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of a stockholder with respect to such fractional interest. In lieu of any such fractional interests, each holder of AllMicro Common Stock who would otherwise have been entitled to a fraction of a share upon surrender of stock certificates will be paid cash (rounded to the nearest cent, 0.5 cents to be rounded to 1 cent) upon such surrender in an amount equal to such fraction times the closing sale price of a share of ForeFront Common Stock on the NASDAQ National Market on the day of the Effective Time.

          5. The conversion of AllMicro Common Stock as provided by this Merger Agreement shall occur automatically at the Effective Time without action by the holders thereof. Each holder of AllMicro Common Stock shall thereupon be entitled to receive shares of ForeFront Common Stock in accordance with Section
3. Such shareholder shall receive certificates that represent that number of shares of ForeFront Common Stock (less the number of shares of ForeFront Common Stock being deposited in escrow pursuant to the Agreement and Plan of Reorganization and the Escrow Agreement (the "Escrow Agreement") attached as an exhibit to such Agreement and Plan of Reorganization) in accordance with the terms of the Agreement and Plan of Reorganization.

          6. At the Effective Time, the separate existence of Acquisition Sub shall cease, and AllMicro shall succeed, without other transfer, to all of the rights and properties of Acquisition Sub and shall be subject to all of the debts and liabilities thereof in the same manner as if AllMicro had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of Acquisition Sub shall be limited to the property affected thereby immediately prior to the Effective Time of the Merger.

          7. After the Effective Time, Acquisition Sub, through the persons who were its officers immediately prior to the Merger, shall execute or cause to be executed such further assignments, assurances or other documents as may be necessary or desirable to confirm title to properties, assets and rights in AllMicro.

          8. This Plan of Merger is intended to be and to effectuate a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          9. (a) Notwithstanding the approval of this Plan of Merger by the shareholders of AllMicro and the sole shareholder of Acquisition Sub, this Plan of Merger may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of AllMicro and Acquisition Sub.

          (b) This Plan of Merger may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          (c) This Plan of Merger may be amended by the parties hereto anytime before or after approval hereof by the shareholders of AllMicro and the sole shareholder of Acquisition Sub, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                   Article 1

          The name of this corporation shall be AllMicro, Inc.

          IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first written above.


                                 ALLMICRO, INC.,
                                    a Florida corporation

Attest:
       -------------
                                 By:
                                    -------------------------------------
                                 Name:
                                      -----------------------------------
                                 Title:
                                       ----------------------------------


                                 ALLMICRO ACQUISITION CORPORATION,
                                    a Florida corporation

Attest:
       -------------
                                 By:
                                    -------------------------------------
                                 Name:
                                      -----------------------------------
                                 Title:
                                       ----------------------------------